Exhibit 4.1

AMENDMENT AND SUPPLEMENTAL AGREEMENT

TO THE SHARE PURCHASE AGREEMENT

AND THE CONVERTIBLE PROMISSORY NOTES

This Amendment and Supplemental Agreement to the Share Purchase Agreement and the Convertible Promissory Notes (“Amendment and Supplemental Agreement”) is made on 6th December 2022 among:

(1)

LUFAX HOLDING LTD (PREVIOUSLY KNOWN AS WINCON INVESTMENT COMPANY LIMITED (the “Company”), an exempted company registered in the Cayman Islands whose registered office is at the office of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands;

(2)

CHINA PING AN INSURANCE OVERSEAS (HOLDINGS) LIMITED (“PAOH”), a company duly established and existing under the laws of Hong Kong whose registered office is at Suite 2318, 23rd Floor, Two International Finance Centre, 8 Finance Street, Central, Hong Kong; and

(3)

AN KE TECHNOLOGY COMPANY LIMITED (“An Ke”), a company duly established and existing under the laws of Hong Kong (registration number 2106134), whose registered office is at Suite 2353 23/F, Two International Finance Centre, 8 Finance Street, Central, Hong Kong,

(Each a “Party” and collectively the “Parties”).

RECITALS

A.

On 27 August 2015, the Company and PAOH entered into a share purchase agreement (the “Share Purchase Agreement”) pursuant to which PAOH agreed to sell and transfer the Purchased Shares to the Company and the Company agreed to purchase the Purchased Shares from PAOH (the “Transaction”).

B.

The Company and PAOH proceeded with the completion of the Transaction whereby the legal ownership of the Purchased Shares was transferred to the Company on 8 October 2015 and the purchase price was satisfied by the issuance of the USD 1,953,800,000, 0.7375% convertible promissory note by the Company to PAOH on the same date.

C.

On 8 October 2015, PAOH entered into an agreement with An Ke (the “Note Transfer Agreement”), whereby PAOH agreed to transfer USD 937,824,000 of the outstanding principal amount of the USD 1,953,800,000, 0.7375% convertible promissory note and its rights, benefits and interests to An Ke (the “Note Transfer”) and An Ke agreed to acquire such part of the outstanding principal amount on the terms set out in the Note Transfer Agreement.

D.

On 8 October 2015, upon the completion of the Note Transfer, the Company issued the USD 1,015,976,000, 0.7375% convertible promissory note (Certificate No. 002) to PAOH and the USD 937,824,000, 0.7375% convertible promissory note (Certificate No. 003) to An Ke (each a “Note” and collectively the “Notes”).

E.

On 27 November 2015, the Company and PAOH entered into a supplemental agreement to the Share Purchase Agreement and the Notes (the “First Amendment and Supplemental Agreement”). On the same date, PAOH and An Ke entered into a supplemental agreement to the Note Transfer Agreement.

F.	On 31 August 2020, the Company, PAOH and An Ke further entered into a supplemental agreement to the Share Purchase Agreement and the Notes (the “Second Amendment and Supplemental Agreement”).

G.

On 20 August 2021, the Company, PAOH and An Ke further entered into a supplemental agreement to the Share Purchase Agreement and the Notes (the “Third Amendment and Supplemental Agreement”, together with the First Amendment and Supplemental Agreement and the Second Amendment and Supplemental Agreement, the “ASAs”).

H.

Pursuant to Clause 15 of the Notes, subject to the approval by the Stock Exchange (if required), the terms and conditions of the Note may be varied, expanded or amended by agreement in writing between the Company and the Noteholder and any such variation, expansion or amendment shall be effective and binding upon the Note and the Noteholder.

I.	As such, the Parties intend to amend and supplement the Share Purchase Agreement and the Notes in accordance with the terms herein.

The Parties hereby agree as follows:

1.

Capitalized terms used herein shall have the respective meanings ascribed thereto under the Share Purchase Agreement and the Notes (as amended and supplemented by the ASAs), unless otherwise defined in this Amendment and Supplemental Agreement.

2.	Amendment to the Terms and Conditions of the Notes and Schedule 4 of the Share Purchase Agreement:

2.1

The term “Conversion Period” (as defined in the Terms and Conditions of the Notes and also attached as Schedule 4 of the Share Purchase Agreement, and further amended and replaced by the ASAs), is hereby amended and replaced in its entirety by the following:

“Conversion Period” shall mean “the period commencing on April 30, 2026 until the date which is five (5) Business Days before and (excluding) the Maturity Date.”

2.2

The term “Maturity Date” (as defined in the Terms and Conditions of the Notes and also attached as Schedule 4 of the Share Purchase Agreement), is hereby amended and replaced in its entirety by the following:

“Maturity Date” shall mean “the eleventh anniversary of the issuance date of the Note.”

3.	The Parties hereby agree that the Share Purchase Agreement and the Notes shall be supplemented in the manner as set forth:

3.1

The Parties agree that, immediately upon this Section 3 becoming effective pursuant to Section 7, 50% of the outstanding principal amount of the Notes (the “Relevant Notes”) shall be deemed redeemed, and the Relevant Notes shall be cancelled forthwith.

3.2

In consideration of (i) the redemption and cancellation of the Relevant Notes as set out in Section 3.1 and (ii) the extension of the Maturity Date pursuant to the amendment as set out in Section 2.2, and taking into account the fair market value of the Notes as of October 31, 2022 determined by the independent valuers engaged by the Company and the Noteholders, the Company hereby agrees to pay the Noteholders a total amount of USD1,071,064,189.92 (the “Consideration”), together with the unpaid interest accrued on the Relevant Notes up to and including the Effective Date (as defined below) pursuant to the Terms and Conditions of the Notes (the “Original Interest”). No further interest shall accrue on the Relevant Notes in accordance with the Terms and Conditions of the Notes from the day after the Effective Date.

3.3

The Parties agree that the Consideration will be paid according to the schedule set out in the table below or such other date(s) within one year after the Effective Date as mutually agreed by the Company and the Noteholders in writing. Unless otherwise agreed by the Company and the Noteholders pursuant to this Section 3.3, on each intended payment date, the Company shall pay to each Noteholder the portion of the Consideration as set forth in the table below:

Intended Payment Date		Consideration
1.	December 7, 2022	PAOH: USD 278,476,689.38 An Ke: USD 257,055,405.58 (collectively, the “First Tranche Payment’)
2.	March 28, 2023	PAOH: USD 278,476,689.38 An Ke: USD 257,055,405.58

The Parties further agree that the Original Interest will be paid together with the First Tranche Payment.

3.4

The Parties further agree that additional interest shall accrue on the outstanding Consideration at a rate of 6.5% per annum, accruing daily from and including the day after the Effective Date up to but excluding the date on which the outstanding Consideration (or any part of it) is paid (the “Additional Interest”). Whenever it is necessary to compute an amount of Additional Interest for a period of less than a full year, such Additional Interest will be calculated on the basis of a 360-day year consisting of 12 months of 30 days in each month and, in the case of incomplete month, the number of days elapsed. The amount of Additional Interest accrued on a particular portion of the Consideration shall be paid by the Company to each Noteholder at the time when the Company pays to each Noteholder such portion of the Consideration pursuant to Section 3.3.

3.5

PAOH, being the holder of the Notes under the Certificate No. 002 dated October 8, 2015 (“PAOH’s Certificate”), hereby confirms that it has not passed or transferred PAOH’s Certificate to any party and it is the last holder of PAOH’s Certificate. Notwithstanding anything to the contrary in the Terms and Conditions of the Notes, PAOH and the Company hereby agree that PAOH’s Certificate shall be cancelled with effect from the redemption and cancellation of the Relevant Notes pursuant to Section 3.1. PAOH further agrees and undertakes that it will at all times hold the Company and its directors harmless and keep the Company and its directors indemnified, on demand, against all actions, suits, proceedings, claims, demands, costs and expenses whatsoever which may be taken or made against the Company or its directors or incurred or become payable or paid by the Company or its directors in connection with the cancellation of PAOH’s Certificate.

3.6

An Ke, being the holder of the Notes under the Certificate No. 003 dated October 8, 2015 (“An Ke’s Certificate”), hereby confirms that it has not passed or transferred An Ke’s Certificate to any party and it is the last holder of An Ke’s Certificate. Notwithstanding anything to the contrary in the Terms and Conditions of the Notes, An Ke and the Company hereby agree that An Ke’s Certificate shall be cancelled with effect from the redemption and cancellation of the Relevant Notes pursuant to Section 3.1. An Ke further agrees and undertakes that it will at all times hold the Company and its directors harmless and keep the Company and its directors indemnified, on demand, against all actions, suits, proceedings, claims, demands, costs and expenses whatsoever which may be taken or made against the Company or its directors or incurred or become payable or paid by the Company or its directors in connection with the cancellation of An Ke’s Certificate.

3.7

Within ten (10) Business Days after the redemption and cancellation of the Relevant Notes pursuant to Section 3.1, the Company shall issue to each of PAOH and An Ke a new Certificate evidencing the remaining principal of the Notes.

4.

Save as expressly modified herein, all provisions of the Share Purchase Agreement and the Notes (as amended and supplemented by the ASAs) shall remain and continue to be of full force and effect. In the event of any conflict arising between the terms of this Amendment and Supplemental Agreement and those of the Share Purchase Agreement and the Notes (as amended and supplemented by the ASAs), the terms of this Amendment and Supplemental Agreement shall prevail.

5.

The Parties undertake to execute and do and procure to be executed and done all documents, deeds, acts and things as may be necessary, and to obtain all necessary consents, in order to give effect to the terms of this Amendment and Supplemental Agreement.

6.

This Amendment and Supplemental Agreement may be executed in any number of counterparts each of which when executed by one or more of the Parties to this Amendment and Supplemental Agreement will constitute an original but all of which will constitute one and the same instrument.

7.	This Amendment and Supplemental Agreement shall become effective upon execution by or on behalf of all Parties (the “Effective Date”).

8.	This Amendment and Supplemental Agreement will be governed by and construed in accordance with the laws of Hong Kong.

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IN WITNESS WHEREOF the Parties have executed this Amendment and Supplemental Agreement on the date first above written.

SIGNED for and on behalf of	)
Lufax Holding Ltd	)
by: /s/ Yong Suk Cho	)

)

SIGNED for and on behalf of	)
China Ping An Insurance Overseas (Holdings))
Limited	)

by: /s/ Tung Hoi	)
)

SIGNED for and on behalf of	)
An Ke Technology Company Limited	)
by: /s/ Shiyong Wang	)

)